Exhibit 99.1

Summit Financial Services Group, Inc., Names Dennis Kaminski to Lead Marketing and Business Expansion for its Summit Brokerage Subsidiary

Boca Raton, Florida, September 24, 2008 – Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) is pleased to announce that Dennis Kaminski has joined its wholly-owned subsidiary, Summit Brokerage Services, Inc. (“Summit”), as Chief Marketing Officer to lead its marketing and business expansion efforts.

Dennis has an extensive background in the financial services arena, including having served as Executive Vice President and Chief Administrative Officer during his 22-year career with Mutual Service Corporation (MSC). While at MSC, Dennis was a member of that firm’s Management and Executive Committees. Prior to joining MSC, Dennis enjoyed positions with Ernst & Young, Key Bank, Prudential Securities, and, for over five years, FINRA (fka NASD). Dennis also served as President of a mid-sized, regional brokerage firm.

Marshall Leeds, President and CEO of Summit, said, “We are delighted to welcome to Summit’s senior management team an individual who not only possesses invaluable experience and a noteworthy reputation, but also a shared belief and vision for the growth and development of the Firm.”

About Summit

Summit Financial Services Group, Inc. is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance, through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its registered investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 230 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

For additional information, please visit www.SummitBrokerage.com